Exhibit 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST ANNOUNCES
$91 MILLION IN HOSPITAL REAL ESTATE INVESTMENTS
Declares Quarterly Dividend of $0.27 per Share;
Sherry A. Kellett Appointed to Board of Directors
     Birmingham, Ala., February 15, 2007 — Medical Properties Trust, Inc. (NYSE: MPW) announced today that it has completed approximately $62 million in new healthcare real estate investments, and expects to complete $29 million in additional investments within 30 days, subject only to customary closing conditions.
     Of the total $91 million in transactions, approximately $71 million (of which all but $29 million has been funded) represents additional investments associated with an extension and expansion of MPT’s financing of two hospitals operated by affiliates of Prime Healthcare Services, Inc. As part of the transactions, Prime relinquished its right to repurchase the hospitals until March 2017. The new arrangements, which will have an aggregate investment amount of approximately $120 million, will be reported as financing transactions; terms of the financings, including an average interest rate of approximately 10.4%, are structured similarly to the previous sale-leaseback arrangements, although the annual rate increases will be reported as cash is received rather than on a straight-line basis. For that reason, the company expects to record a non-cash charge in the first quarter of 2007 of approximately $1.2 million to recognize the different methods of accounting for the rate escalations.
     MPT has also recently funded the $20 million deferred purchase price component of five hospitals that MPT previously acquired from and leased to affiliates of Prime. These amounts, which vary in size from $2.5 million to $10 million per property, have a weighted average return of approximately 11.2%, and a weighted average minimum term, including any repurchase options, of approximately 9 years.

     Edward K. Aldag, Jr., MPT’s Chairman, President and CEO reiterated the company’s previously announced 2007 acquisition targets. “We recently disclosed that we expect to acquire at least $200 million in new hospital real estate assets in 2007. We are delighted that, this early in the year, we have already accounted for almost half of that target. The amount and quality of these investments is yet another indication to us that the hospital real estate market is continuing to evolve and grow. With this front-end loaded, first investment of 2007, we are hopeful that we will make investments well in excess of the $200 million that we have targeted.”
Quarterly Dividend
     Medical Properties Trust also announced today that its Board of Directors declared a dividend of $0.27 per share of common stock to be paid on April 12, 2007 to stockholders of record on March 29, 2007.
Election of Director
     The Company also announced that Sherry A. Kellett was appointed to the Board of Directors. Ms. Kellett was the former corporate controller and principal accounting officer at BB&T Corporation, where she was a member of their eight-person executive management team from 1998 through her retirement in 2003.
     She is currently a member of the board of directors of Highwoods Properties (NYSE: HIW) and MidCountry Financial Corp., based in Macon, GA, where she serves on the Audit and Compensation Committees. Ms. Kellett has also served on the boards of the North Carolina School of the Arts foundation, Piedmont Kiwanis Club, Senior Services, Inc., The Winston-Salem Foundation, the Piedmont Club and the N.C. Center for Character Education.
Annual Meeting of Stockholders
     Medical Properties Trust also announced that its annual meeting of stockholders will be held at the Summit Club in Birmingham, Alabama at 10:00 a.m. Central Time on May 17, 2007. Shareholders of record as of April 12, 2007 will be invited to attend.

About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, the payment of future dividends, if any. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2005. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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